Exhibit 99.1

Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
Famous Dave’s Announces Closure of Atlanta Market
And Lease Terminations
MINNEAPOLIS, November 17, 2008 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced it has closed its three restaurants in Atlanta, Georgia as a result of current and expected continuing cash losses from those units. The company continues to have discussions with the landlords of these restaurants regarding a buyout of these leases.
The company also announced that it has terminated two leases for restaurants expected to open in 2009, in Hoffman Estates, Illinois and Hyattsville, Maryland. Famous Dave’s could recognize up to $2.5 million in charges in its fiscal 2008 fourth quarter related to the Atlanta closings and lease terminations.
“We made the decision to take these actions in order to preserve cash and respond appropriately to the current slowdown in market conditions,” said Christopher O’Donnell, president and CEO of Famous Dave’s of America. “With consumer confidence at an all-time low and retail spending dropping at significant rates, we need to ensure that our balance sheet and cash flow are strong and able to weather any continued softness in the economy.”
The company said it is reevaluating its future sites based on changing site demographic profiles and commercial real estate values, improving the unit level economics of its existing restaurant base and developing and refining a smaller, more cost-effective prototype. Operationally, the company is focusing on making sure that its organization is of an appropriate size to maximize its general and administrative resources and eliminate unnecessary expenditures.
“All of our priorities — from the size, structure and growth rate of our restaurant base to our day-to-day operations — remain unchanged from our recent conference call,” O’Donnell said. “We will continue to focus on product enhancement, and are working hard to enhance the ‘Famous’ experience our customers have long associated with our brand. This is a time to seek excellence and innovation in our operations with creative food offerings and a heightened level of customer service.”
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 47 locations and franchises 123 additional units in 36 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the expected financial impact of restaurant closures and lease terminations, the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.